Exhibit 10.20

Dated 05 February 2007

Interior Projects Solutions Limited

(as the Purchaser)

Collins & Aikman Floorcoverings Inc

(as the Vendor)

Share Purchase Deed

relating to the shares in

Tandus Europe Limited

99 Bishopsgate

London EC2M 3XF

+44 (0)20 7710 1000 (Tel)

+44 (0)20 7374 4460 (Fax)

www.lw.com

Contact: Rory Negus / John Houghton

i

THIS AGREEMENT is made as a deed on 05 February 2007

BETWEEN

(1)	INTERIOR PROJECTS SOLUTIONS LIMITED (the “PURCHASER”) a company registered in England and Wales under company number 04110449 with its registered office at Unit B6, The Seedbed Centre Wyncolls Road, Severalls Business Park, Colchester Essex, CO4 9HT; and

(2)	COLLINS & AIKMAN FLOORCOVERINGS INC (the “VENDOR”) a company registered in the United States with its registered office at 311 Smith Industrial Blvd, Dalton, GA 30722-1447, USA.

BACKGROUND:

(A)	The Vendor wishes to sell and the Purchaser wishes to acquire the entire issued share capital of Tandus Europe Limited on and subject to the terms of this Agreement.

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	Definitions

In this Agreement where the context admits:

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company for the time being;

“Agreed Form” means, in relation to any document, a document in the terms signed or initialled by or on behalf of the parties for identification;

“Audited Accounts” means the audited consolidated balance sheet of the Company and the Subsidiaries made up as at the Balance Sheet Date and the audited consolidated profit and loss account of the Company and the Subsidiaries in respect of the period ended on the Balance Sheet Date including, in each case, the notes thereto and the directors’ report and auditors’ report;

“Balance Sheet Date” means 29 January 2006;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London;

“Company” means Tandus Europe Limited a company registered in England and Wales under company number 02186099 with its registered office at Unit 8/9 Rising Sun Estate, Blaina, Abertillery, Gwent NP13 3JW;

“Companies Acts” means statutes from time to time in force concerning companies including (without limitation) the Companies Act 1985, the Companies Act 1989, Part V of the Criminal Justice Act 1993 and the Companies Consolidation (Consequential Provisions) Act 1985;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 4;

“Completion Date” means the day on which Completion takes place;

“Compromise Agreements” means the compromise agreements between the Company and each of David Nuttall and Ian Wolstenholme in the Agreed Form;

“Consideration” means the consideration to be paid for the Sale Shares in accordance with clause 3.1;

“Debenture” means the debenture in the Agreed Form given by the Company as security for, inter alia, the Loan Notes;

“Directors” means in relation to the Company or any of the Subsidiaries, its directors;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), or other security agreement or arrangement but does not include any retention of title provision;

“Guarantee” means any guarantee, suretyship, indemnity, bonding liability or similar contingent liability given or undertaken by a person to secure or support the obligations of any third party but does not include any Guarantee given to National Westminster Bank plc by the Vendor in respect of the overdraft facility of the Company;

“Loan Notes” means the US$4,090,200 Floating Rate Secured Loan Notes due 2009 to 2014 in the Agreed Form to be issued by the Purchaser to the Vendor on Completion;

“London Stock Exchange” means London Stock Exchange plc;

“Provisional Consideration” has the meaning given in schedule 1;

“Purchaser Documents” has the meaning set out in clause 6.1(A);

“Purchaser’s Group” means the Purchaser and each of its Affiliates including, after Completion, the Company and each of the Subsidiaries;

“Recognised Investment Exchange” has the meaning given to it by s.285 Financial Services and Markets Act 2000;

“Sale Shares” means the shares to be bought and sold pursuant to clause 2.1 being all the issued shares in the capital of the Company;

“Subsidiaries” means each of Tandus Manufacturing Limited and Tandus BV;

“Supply Agreement” means the distribution agreement in the Agreed Form to be entered into between a member of the Vendor’s Group and the Company on Completion;

“Vendor’s Group” means the Vendor and each of its Affiliates other than the Company and the Subsidiaries; and

“Vendor’s Solicitors” means Latham & Watkins of 99 Bishopsgate, London, EC2M 3XF.

1.2	Construction of certain references

In this Agreement, where the context admits:

(A)	words and phrases the definitions of which are contained or referred to in Part XXVI Companies Act 1985 shall be construed as having the meanings thereby attributed to them;

(B)	references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to this Agreement include the schedules;

(C)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include all such genders;

(D)	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality; and

(E)	“company” includes any body corporate; and

(F)	references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance.

1.3	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Schedules

Each of the schedules shall have effect as if set out herein.

2.	Sale of shares

2.1	Sale and purchase

Subject to the terms of this Agreement, the Vendor shall sell with full title guarantee and the Purchaser shall purchase, free from all Encumbrances (whether known about or not) and together with all rights now or hereafter attaching thereto the entire issued share capital of the Company comprising 3,436,555 ordinary shares of £1.00 each.

2.2	No sale of part only and waiver of pre-emption rights

Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously. The Vendor waives all pre-emption rights in respect of the transfer of the Sale Shares and any other rights which it may have which restrict the transfer of the Sale Shares, howsoever conferred on them.

3.	Consideration

3.1	Amount

The total consideration for the Sale Shares shall be the sum of US$4,090,200 but subject to adjustment as provided in this Agreement. Such consideration shall be satisfied by the issue of the Loan Notes on Completion.

4.	Completion

4.1	Date and place of Completion

Completion shall take place at the offices of the Vendor’s Solicitors immediately following the signing of this Agreement.

4.2	Vendor’s obligations

On Completion the Vendor shall subject to the due performance by the Purchaser of its obligations under clause 4.3:

(A)	deliver to the Purchaser transfers of the Sale Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the related share certificates or an indemnity in respect of any missing certificates;

(B)	procure that the Directors of the Company and the Subsidiaries retire from all their offices and employments with the Company and the Subsidiaries;

(C)	save in respect of any Encumbrance in respect of National Westinster Bank plc, the Vendor will forthwith procure the release of the Company and the Subsidiaries from any contract, arrangement, commitment, Guarantee or security given by the Company and the Subsidiaries in respect of any indebtedness, liabilities or obligations of any member of the Vendor’s Group and shall indemnify the Purchaser against all liabilities arising after Completion in pending such release;

(D)	to the extent not already held by or to the order of the Company or any Subsidiary, deliver to the Purchaser as agent for the Company and the Subsidiaries:

(1)	all the statutory and other books of the Company and each of the Subsidiaries and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s);

(2)	certificates in respect of all issued shares in the capital of each of the Subsidiaries;

(E)	procure board meetings of the Company and of each of the Subsidiaries to be held at which there shall be:

(1)	passed a resolution to approve, in the case of the Company, the transfers of the Sale Shares and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned;

(2)	appointed as directors and/or secretary such persons as the Purchaser may nominate;

(3)	tendered and accepted the resignations and acknowledgements of the directors and secretary referred to in clause 4.2(B); and

(F)	deliver to the Purchaser, duly signed by the Vendor, the Supply Agreement.

4.3	Purchaser’s obligations

On Completion the Purchaser shall:

(A)	deliver the Loan Notes duly signed by the Purchaser together with the related loan note certificates issuable thereunder in the name of the Vendor (or its nominee);

(B)	deliver duly signed by the Purchaser the Debenture; and

(C)	deliver duly signed by the Purchaser, the Supply Agreement.

5.	Stamping and share rights

5.1	As soon as reasonably practicable, and in any event within 28 days following Completion, the Purchaser shall procure delivery of the stock transfer form in respect of the Shares to the stamp office for stamping and following their return, procure the registration of the Purchaser as the legal holder of all of the Shares transferred to it under this Agreement.

5.2	The Vendor declares that for as long as it remains the registered holder of any of the Shares after Completion (and without prejudice to the Vendor’s right in respect of the Consideration) it will:

(A)	hold such Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser; and

(B)	deal with such Shares and all such dividends, distributions and rights as the Purchaser may direct for the period between Completion and the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of such Shares.

5.3	With effect from Completion the Vendor irrevocably appoints the Purchaser as its attorney for the purpose of exercising any rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of such Shares.

5.4	For the purpose of clause 5.3, the Vendor authorises:

(A)	the Company to send any notices in respect of its Shares to the Purchaser; and

(B)	the Purchaser to complete and return proxy cards, consents to short notice and any other document required to be signed by the Vendor as a member of the Company.

6.	Warranties

6.1	Warranties

The Purchaser warrants to the Vendor as follows:

(A)	the Purchaser has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (the “Purchaser Documents”);

(B)	this Agreement constitutes and the Purchaser Documents will, when executed, constitute binding obligations of the Purchaser in accordance with their respective terms;

(C)	no order has been made and no resolution has been passed for the winding up of the Purchaser or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Purchaser;

(D)	no administration order has been made and no petition for such an order has been presented in respect of the Purchaser;

(E)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Purchaser;

(F)	the Purchaser is not insolvent or unable to pay its debts within the meaning of s.123 Insolvency Act 1986 and has not stopped paying its debts as they fall due;

(G)	no voluntary arrangement has been proposed under s.1 of the Insolvency Act 1986 in respect of the Purchaser;

(H)	no event analogous to any of the foregoing has occurred in or outside England with respect to the Purchaser;

(I)	the Purchaser has obtained all necessary shareholder and board approvals in respect of the entry into of this Agreement and the Purchaser Documents; and

(J)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Purchaser Documents will not:

(1)	be or result in a breach of any provision of the memorandum or articles of association of the Purchaser;

(2)	be or result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement;

(3)	be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement; or

(4)	require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

6.2	Undertaking by Purchaser

The Purchaser agrees and undertakes that (in the absence of fraud or dishonesty) it has no rights against and shall not make any claim against any member of the Vendor’s Group (other than the Vendor) or any present or former employee, director, agent or officer of any member of the Vendor’s Group in connection with this Agreement or its subject matter. The rights of the said persons are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 but subject to clauses 11.8 and 12 and the parties to this Agreement may rescind or vary this Agreement without the consent of any of such persons.

7.	Post Completion Obligations

7.1	Changes of Name

The Purchaser shall procure that forthwith after Completion the Company and each of the Subsidiaries shall change their respective corporate names to names that do not include the name “Tandus” or any name intended or likely to be confused or associated with it, and the Purchaser shall supply a copy of the Certificate of Incorporation on Change of Name (or equivalent official confirmation in the case of any subsidiary incorporated outside the United Kingdom) to the Vendor when each such change is effected.

7.2	Books and Records

The Purchaser shall procure that:

(A)	the Company and the Subsidiaries shall preserve until the sixth anniversary of Completion all books, records and documents of the Company and the Subsidiaries which are at Completion in the possession under the control of each of them or insofar as the same record matters occurring on or before Completion; and

(B)	until the sixth anniversary of Completion, the Vendor and its agents, accountants, solicitors and other professional advisers shall be allowed the right to inspect and take copies of the books, records and documents referred to in clause 7.2(A) (but only in relation to matters recorded therein which occurred on or before Completion) at all reasonable times upon the Vendor giving reasonable written notice of such requirement to the Company or the relevant Subsidiary.

7.3	Guarantees etc.

The Purchaser shall use its best endeavours to secure on or as soon as reasonably practicable following Completion the release of the Vendor and any other member of the Vendor’s Group from all the guarantees, indemnities and other contingent liabilities given in respect of or otherwise relating to any obligations or liabilities of any of the Company and the Subsidiaries (other than in respect of goods manufactured or sold which were, at the time they were manufactured or sold, were faulty or defective or did not comply with warranties or representations expressly made or implied by or on behalf of the Company or the Subsidiaries) (a “Vendor’s Guarantee”) (offering its own covenant and appropriate security in substitution if requested by the Vendor). The Purchaser shall in the meantime with effect from Completion indemnify the Vendor and every other member of the Vendor’s Group against any liability incurred in relation thereto and pay to the Vendor (on behalf of itself and every other member of the Vendor’s Group) an amount equal to every such liability so incurred within 40 days of written notification from the Vendor or any other member of the Vendor’s Group that such a liability has arisen, such payment to be made into a bank account specified by the Vendor. Until such time as all the Vendor’s Guarantees have ceased to have any effect, the Purchaser shall not sell, transfer or otherwise dispose of a controlling shareholding in the Company or the Subsidiary in respect of the obligations of which any such Vendor’s Guarantee was given (the “relevant company”) without (i) each such Vendor’s Guarantee being released or (ii) the consent in writing of the Vendor, not to be unreasonably withheld, and if every such Vendor’s Guarantee is not so released on or before such sale, transfer or other disposal being effected the Purchaser shall procure (without prejudice to the rights of the Vendor as to the giving or withholding of its consent) that the person acquiring such controlling shareholding shall enter into a direct undertaking with the Vendor in the terms set out in this clause 7.3 in relation to each such Vendors’ Guarantee and any sale, transfer or other disposal of a controlling interest in the relevant company by such person. Save as to any payment in respect of monies owed to National Westminster Bank plc, any payment by the Purchaser pursuant to this clause 7.3 shall be deemed a reduction in the Consideration and shall be effected by a reduction in the principal outstanding under the Loan Notes in accordance with paragraph 5.2 of schedule 1.

8.	Employees

8.1	Termination costs under Compromise Agreements

The Vendor shall indemnify the Purchaser against any sum due or action, award, claim or other legal recourse, debt, expense, fine, liability or other costs incurred by the Company or the Purchaser as a result of the termination of employment of those former employees of the Company listed in schedule 2. Any payment made by the Purchaser under this clause, shall be deemed a reduction in the Consideration and shall be effected by a reduction in the principal outstanding under the Loan Notes in accordance with paragraph 5.2 of schedule 1.

9.	Confidentiality

9.1	Confidentiality

Subject to clause 9.2 and to clause 10, each party:

(A)	shall treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about the other party obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (“Confidential Information”); and

(B)	shall not, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

9.2	Permitted disclosure or use

Clause 9.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:

(A)	such disclosure is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it (including but not limited to the Financial Services Authority, the London Stock Exchange, the Panel on Take-overs and Mergers, the Serious Fraud Office, the US Securities and Exchange Commission or the New York Stock Exchange) and whether or not the requirement has the force of law; or

(B)	such disclosure is to its professional advisers in relation to the negotiation entry into or performance of this Agreement or any matter arising out of the same;

(C)	in the case of disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 9.1(A); or

(D)	in the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 9.1(B).

9.3	Continuance of restrictions

The restrictions contained in this clause 9 shall survive Completion and shall continue without limit of time.

10.	Announcements

10.1	Restrictions

Subject to clauses 10.2 and 10.4, and whether or not any restriction contained in clause 9 applies, no party to this Agreement shall make any announcement, (including, without limitation any communication to the public, to any customers or suppliers of the Company, or to all or any of the employees of the Company) concerning the provisions or subject matter of this Agreement or containing any information about the other party without the prior written approval of the other (which shall not be unreasonably withheld or delayed).

10.2	Permitted announcements

Clause 10.1 shall not apply if and to the extent that such announcement is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it (including but not limited to the Financial Services Authority, the London Stock Exchange, The Panel on Take-overs and Mergers, the Serious Fraud Office, the US Securities and Exchange Commission or the New York Stock Exchange ) and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other party.

10.3	Continuance of restrictions

The restrictions contained in this clause 10 shall survive Completion and shall continue without limit of time.

10.4	Announcements to customers and suppliers

The Vendor and the Purchaser shall as soon as practicable after Completion, and in any event within 10 Business Days of Completion, procure that a joint announcement of the sale and purchase of the Sale Shares is made to the customers and suppliers of the Company and each Subsidiary in the Agreed Form.

11.	Provisions relating to this Agreement

11.1	Successors and assigns

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable. Any purported assignment shall be void.

11.2	Whole agreement and variations

(A)	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter.

(B)	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

11.3	Rights etc cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(C)	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

11.4	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

11.5	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

11.6	Costs

Save as otherwise expressly provided herein, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

11.7	Further assurance

After Completion the parties shall execute such documents and take such steps as either party may reasonably require:

(A)	to vest the full title to the Shares in the Purchaser; and

(B)	to give the parties the full benefit of this Agreement.

11.8	Notices

(A)	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 11.8(B) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2)	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)	if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

(4)	sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17:00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 09:00 on the next Business Day.

(B)	The addresses and other details of the parties referred to in clause 11.8(A) are, subject to clause 11.8(C):

Name:	Collins & Aikman Floorcoverings Inc

For the attention of:	Len Ferro

Address:	311 Smith Industrial Blvd, Dalton, GA 30722-1447, USA

Fax number:	+1 706 259 2125

Name:	Interior Projects Solutions Limited

For the attention of:	Eric Roelandt

Address:	42 Rayne Road, Braintree, Essex, CM7 2QP

Fax number:	+44 (0)1376 552491

(C)	Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 11.8(B), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

12.	Law and Jurisdiction

12.1	English Law

This Agreement shall be governed by, and construed in accordance with, English law.

12.2	Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties submits to the non-exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

12.3	Contracts (Rights of Third Parties) Act 1999

Except pursuant to clause 6.2, no person who is not a party to this Agreement other than any other member of the Vendor’s Group shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written have executed this Agreement as a Deed.

SCHEDULE 1: ADJUSTMENT OF CONSIDERATION

1.	Interpretation

In this schedule, where the context admits:

“2006 EBIT” means the earnings before interest and taxation of the Company and the Subsidiaries for the period from the Balance Sheet Date to the Completion Date, as shown by the Completion Accounts;

“Completion Accounts” means the accounts prepared in accordance with paragraph 2 and agreed or determined in accordance with paragraph 4 ;

“FRS” means a Financial Reporting Standard published by the Accounting Standards Board in force at the date of this Agreement;

“Net Tangible Assets” means the aggregate value of all fixed and current assets minus the aggregate value of all liabilities and provisions (in accordance with paragraph 89 of Schedule 4 of the Companies Act 1985) of the Company and the Subsidiaries as shown by the Completion Accounts;

“Provisional Consideration” means the consideration for the Sale Shares of US$4,090,200 stated in clause 3.1;

“Purchaser’s Accountants” means such firm of accountants as the Purchaser may nominate from time to time; and

“Vendor’s Accountants” means such firm of accountants as the Vendor may nominate from time to time.

2.	Completion Accounts

2.1	Preparation

The Purchaser shall as soon as practicable, and in any event within 60 Business Days after Completion, procure that accounts for the Company and the Subsidiaries shall be prepared in accordance with this schedule and the parties shall use all reasonable endeavours to secure compliance with this schedule by their respective accountants. The Purchaser shall promptly supply all such information and provide access to all such records and personnel as the Vendor and the Vendor’s Accountants and any independent firm of accountants appointed under paragraph 4.3 shall reasonably require for the purposes of preparing, reviewing and/or agreeing the Completion Accounts.

2.2	Description

The Completion Accounts shall consist of a consolidated balance sheet of the Company and the Subsidiaries as at the close of business on the Completion Date and a consolidated profit and loss account of the Company and the Subsidiaries in respect of the period from the day following the Balance Sheet Date to the Completion Date (both dates inclusive).

2.3	General requirements

Subject to the specific requirements of paragraph 2.4 which shall take priority over the general requirements set out below, the Completion Accounts shall:

(A)	apply and adopt the same policies, bases, methods, practices and procedures of accounting as were applied or adopted for the purposes of the December 2006 management accounts;

(B)	be prepared as if the Completion Date was the end of an accounting reference period.

2.4	Specific requirements

In preparing the Completion Accounts:

(A)	stock shall be determined in accordance with paragraph 3 and valued at the lower of cost and net realisable value;

(B)	no provision shall be made for any liability arising as a result of the entry into this Agreement or any change of control of the Company occurring on or after the date of this Agreement;

(C)	no provision shall be made in respect of the cost of making good dilapidations and/or wants of repair on or to any premises occupied by the Company or the Subsidiaries;

(D)	no provision shall be made for any deferred tax liability of the Company or any Subsidiary;

(E)	no provision shall be made in respect of audit fees;

(F)	no account shall be taken of any change in the value of any asset or liability arising (directly or indirectly) as a result of the transaction contemplated by this Agreement or any other agreement entered into in connection with the sale of the Sale Shares;

(G)	no general provisions in respect of potential or unquantified tax liabilities shall be made;

(H)	no provision shall be made in respect of loyalty bonuses or long-service awards which any Company or Subsidiary is contractually obliged to pay to any Employee;

(I)	the release of any amounts owing to creditors shall be treated as income to the amount of the release in the profit and loss statement; and

(J)	no information relating to the state of affairs of the Company and the Subsidiaries as at the Completion Date which comes to the knowledge of any of them at any time and is obtained as the result of an event occurring after the Completion Date shall be reflected in the Completion Accounts to the extent that such event is attributable to any change in the commercial policy or the nature or manner of operation of any business of the Company or any of the Subsidiaries occurring after the Completion Date.

3.	Stock valuation

For the purposes of the preparation of the Completion Accounts, the value of stock shall be ascertained in accordance with the provisions of this paragraph 3:

(A)	the Vendor and the Purchaser shall cause a stocktaking to be made on the Completion Date of all the stock then belonging to the Company and the Subsidiaries;

(B)	unless otherwise agreed by the parties such stocktaking shall consist of a physical check of the amount, quality and condition of all such stock situated on the Premises at the Completion Date and an inspection of the books and records and contractual documentation (of the Company and the Subsidiaries) for all such stock not so situated together with confirmation from the person or persons having physical possession of such stock of the extent of any interest in or Encumbrance claimed over such stock (if any); and

(C)	when such stocktaking has been completed the stock shall be valued by the Purchaser in accordance with paragraph 2.4(A) and included in the Completion Accounts.

4.	Procedure

4.1	Submission of draft

(A)	As soon as the draft Completion Accounts shall have been prepared, the Purchaser shall send a draft copy to the Vendor and shall procure that the Vendor is permitted access to such working papers used in connection with the preparation of the same as the Vendor considers necessary or appropriate to understand and agree the Completion Accounts and shall in addition, at the same time, send to the Vendor its calculation of the Net Tangible Assets and 2006 EBIT.

(B)	Unless the Vendor shall within 30 Business Days after receipt of the draft Completion Accounts and calculation as provided in paragraph 4.1(A) serve a notice in writing on the Purchaser that it objects to the draft Completion Accounts (identifying the reason for any objection and the amount(s) or item(s) in the draft Completion Accounts and/or calculation which is/are in dispute) (such notification being, for the purposes of this paragraph 4, an “Objection Notice”) the Vendor shall be deemed to have irrevocably agreed to the Completion Accounts in the form of the draft and the Purchaser’s calculation of the Net Tangible Assets for all purposes of this Agreement.

(C)	If the Purchaser shall not send the Completion Accounts to the Vendor within the period specified in paragraph 2.1, the Completion Accounts shall no longer be required, and notwithstanding any other provision of this schedule, no adjustment to the Consideration shall be made, other than pursuant to clause 8.1.

4.2	Agreement of draft

If, within the period referred to in paragraph 4.1(B), the Vendor shall serve upon the Purchaser an Objection Notice then the Purchaser and the Vendor shall use their reasonable endeavours to reach agreement upon adjustments to the draft Completion Accounts and the value of the Net Tangible Assets. Neither the Vendor nor the Purchaser shall be entitled to propose any adjustments to the draft Completion Accounts except (i) in the case of the Vendor an adjustment referred to in its Objection Notice and (ii) in the case of either of them, an adjustment by way of a counter-proposal to an adjustment proposed by the other of them, being in each case a revision of an adjustment referred to in the Objection Notice.

4.3	Independent accountant

In the event that the Vendor and the Purchaser fail to reach agreement within 20 Business Days following service of the Objection Notice, either the Vendor or the Purchaser shall be entitled to refer the matter or matters in dispute to an independent firm of chartered accountants (the “Firm”) agreed upon between them or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Firm shall act as experts not as arbitrators and shall determine the matter or matters in dispute (which may include any dispute concerning the interpretation of any provision of this Agreement affecting the Completion Accounts or their jurisdiction to determine the dispute or the content or interpretation of their terms of reference) and their decision shall be final and binding. The Firm may (so far as is reasonable) instruct valuers, solicitors and other professional advisers to the extent they consider necessary to reach their determination. The fees and expenses of the Firm (including the fees of any professional advisers appointed by them as aforesaid) shall be borne by the Vendor and the Purchaser in such proportions as the said accountants shall direct and any professional fees incurred by the Vendor or the Purchaser in relation to the dispute shall be borne by the party incurring them.

4.4	Accounts final and binding

If within the period referred to in paragraph 4.1(B) the Vendor shall not have served an Objection Notice on the Purchaser, or if such notice is served and the Vendor and the Purchaser shall subsequently agree the draft Completion Accounts or the matters in dispute are referred to the Firm under paragraph 4.3, the draft Completion Accounts, as adjusted (where applicable) so as to be in accordance with the agreement of the Vendor and the Purchaser or the determination of the Firm, shall be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties.

4.5	Information and explanations

The Purchaser and the Purchaser’s Accountants shall provide such information and explanations relating to the draft Completion Accounts and their preparation as the Vendor’s Accountants, or the Firm shall reasonably require.

5.	Adjustment of Consideration

5.1	Increase or reduction

When the Completion Accounts have become final and binding, the Provisional Consideration shall forthwith:

(A)	be reduced by the amount (if any) by which the Net Tangible Assets of the Company and the Subsidiaries as at the date of Completion as shown by the Completion Accounts are less than £2,076,000; and

(B)	be reduced by the amount (if any) by which the 2006 EBIT of the Company and the Subsidiaries, for the period from the Balance Sheet Date to the date of Completion, as shown by the Completion Accounts, is less than £6,397.

5.2	Payment

Any reduction in the Provisional Consideration shall be effected by a reduction in the principal outstanding under the Loan Notes, and the Vendor shall deliver such of the certificates issued un the Loan Notes, and which are the latest in time due for payment back to the Purchaser for cancellation to satisfy on a £ for £ basis any reduction in the Consideration made pursuant to paragraph 5.2 above. The Purchaser shall issue any balancing certificate to the Vendor if the amount of Loan Notes tendered by the Purchaser exceeds the amount of any Consideration reduction made pursuant to paragraph 5.2 above, which shall be the repayable as the final instalment under the Loan Notes. In order to calculate the reduction in the amount outstanding under the Loan Notes in US$, the exchange rate as shown in the Financial Times on the first Business Day following the day on which Completion Accounts become final and binding will be used. For the avoidance of doubt, no interest will be payable in respect any certificates delivered by the Vendor to the Purchaser pursuant to this paragraph 5.2.

SCHEDULE 2: FORMER EMPLOYEES

Thomas Price

David Daniels

Alison Thomas

John Wilson

Wyndham Lewis

Sean Goode

Ian Wolstenholme

David Nuttall

Kath Samuel

Han Nooijen

Executed as a deed by	)	/s/ Eric Roelandt
Interior Projects	)	Director
Solutions Limited acting by	)
2 directors or a director and	)
secretary	)	/s/ Julie Chapman
	)	Director/Secretary

Executed as a deed by	)
Collins & Aikman	)	/s/ Leonard F. Ferro
Floorcoverings Inc	)	Duly authorised signatory